Exhibit 99.11

MODERN MINING TECHNOLOGY CORP.
(the “Corporation”)

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

I.	PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board of Directors”) is to (1) identify and recommend to the Board of Directors individuals qualified to be nominated for election to the Board of Directors, (2) recommend to the Board of Directors the members and Chairperson for each Board of Directors committee and (3) periodically review and assess the Corporation’s corporate governance principles contained in this Charter and make recommendations for changes thereto to the Board of Directors.

II.	COMMITTEE MEMBERSHIP

1.	The Committee shall consist of no fewer than two directors as determined by the Board of Directors.

2.	All of the members of the Committee shall meet the applicable independence requirements of the law, including Sarbanes-Oxley Act, rules promulgated by the Securities and Exchange Commission (the “SEC”), and requirements of the NYSE American LLC (the “NYSE”) Company Guide, except to the extent that the NYSE rules permit a director who is not independent pursuant to such rules to be a member of the Nominating and Corporate Governance Committee.

3.	The members and Chairperson of the Committee shall be appointed and may be removed by the Board of Directors.

III.	EXTERNAL ADVISORS

The Committee shall have the authority to (i) retain, at the Corporation’s expense, a search firm and other expert advisors as it deems necessary to fulfill its responsibilities and (ii) determine, on behalf of the Corporation, the compensation of such advisors.

IV.	NOMINATION RESPONSIBILITIES

The following functions shall be the common, recurring activities of the Committee in carrying out its duties.

1.	The Committee shall lead the Corporation’s search for individuals qualified to become members of the Board of Directors.

2.	The Committee shall evaluate and recommend to the Board of Directors for nomination candidates for election or reelection as directors.

3.	In the event of a vacancy on the Board of Directors, or if the Committee becomes aware of a pending vacancy and the Board of Director determines that such vacancy shall be filled by the Board of Directors, the Committee shall recommend to the Board of Directors a qualified individual for appointment to the Board of Directors.

4.	The Committee shall establish and oversee appropriate director orientation and continuing education programs.

5.	In assessing the qualification of a candidate, the Committee generally shall observe the following guidelines:

●	the Committee shall bear in mind any SEC or the NYSE rules on independence and such other factors as it deems advisable;

●	directors shall not be a director, consultant or employee of or to any direct competitor of the Corporation;

●	in considering candidates, the Committee shall consider their other obligations and time commitments and their ability to attend meetings in person; and

●	to avoid potential conflicts of interest, interlocking directorships will not be allowed. Interlocking directorships shall be deemed to occur if a senior executive officer of the Corporation serves on the board of or as a trustee of a Corporation or institution that employs one or more directors (i.e., reciprocal directorships).

V.	CORPORATE GOVERNANCE RESPONSIBILITIES

1.	The Committee shall, from time to time, as the Committee deems appropriate, make recommendations to the Board of Directors regarding an appropriate organization and structure for the Board of Directors.

2.	The Committee shall, from time to time, as the Committee deems appropriate, evaluate the size, composition, membership qualifications, scope of authority, responsibilities, reporting obligations and charters of each committee of the Board of Directors.

3.	The Committee shall periodically review and assess the adequacy of the Corporation’s corporate governance principles as contained in this Charter. Should the Committee deem it appropriate, it may develop and recommend to the Board of Directors for adoption of additional corporate governance principles.

4.	The Committee shall periodically review the Corporation’s Notice of Articles and Articles in light of existing corporate governance trends, and shall recommend any proposed changes for adoption by the Board of Directors or submission by the Board of Directors to the Corporation’s stockholders.

5.	The Committee may make recommendations on the structure and logistics of board meetings and may recommend matters for consideration by the Board of Directors.

6.	The Committee shall consider, adopt and oversee all processes for evaluating the performance of the Board of Directors, each committee and individual directors.

7.	The Committee shall annually review and assess its own performance.

VI.	GENERAL

1.	The Committee shall perform any other duties or responsibilities delegate to the Committee by the Board of Directors from time to time.

2.	The Committee shall report regularly to the Board of Directors.

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